Exhibit (j)(3)

SECOND AMENDMENT TO THE STONE RIDGE TRUST II

CUSTODY AGREEMENT

THIS SECOND AMENDMENT, dated as of this 19th day of September, 2016, to the Custody Agreement, dated as of September 19, 2013, as amended July 18, 2016 (the “Agreement”), is entered into by and between STONE RIDGE TRUST II, a Delaware statutory trust (the “Trust”) on behalf of its series, STONE RIDGE REINSURANCE RISK PREMIUM INTERVAL FUND (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the parties; and

WHEREAS, the parties desire to extend the Agreement through December 31, 2017.

NOW, THEREFORE, the parties hereby agree that, Article XIII, Section 13.01 of the Agreement is amended and restated to read as follows:

Effective Period. This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2017.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST II		U.S. BANK NATIONAL ASSOCIATION
on behalf of the Fund individually
and not jointly

By:	/s/ Lauren D. Macioce	By:	/s/ Michael R. McVoy
Name:	Lauren D. Macioce	Name:	Michael R. McVoy
Title:	Secretary	Title:	Senior Vice President

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